Exhibit 99.1

Kindred Biosciences Announces Mirataz® (mirtazapine transdermal ointment) Transaction and Reports Fourth Quarter and Full Year 2019 Financial Results
San Francisco, California (March 16, 2020) - Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced that it has entered into a transaction for the sale of Mirataz® to Dechra Pharmaceuticals PLC (LSE: DPH) for an upfront payment of $43 million and royalties on worldwide sales.
In addition, the company announced that it will substantially reduce its commercial footprint. This, along with partnership deals, is expected to significantly reduce the amount of additional dilutive capital the company will require.
“We believe Dechra is an ideal company to deliver results for Mirataz globally, given their expansive commercial footprint, proven success selling specialist products, and synergies between Mirataz and their existing product portfolio targeting diseases linked to feline weight loss,” said KindredBio’s Chief Executive Officer, Richard Chin, M.D.
“Given the amount that partners are willing to pay for our assets, and the richness of our pipeline, we have recognized that we can likely achieve better returns for our shareholders while reducing dilutive financing by relying more on a partnership-focused business model. This model has been very successful in the human pharmaceutical industry, and we expect the same for the veterinary industry.”
In addition, the company will further prioritize biologics programs for dogs and cats, and discontinue development of canine and feline small molecule programs.
“We have had seven positive pilot programs in a row, which is a higher success rate than we had expected. Furthermore, we have additional new programs based on our recently announced half-life extension technology. We clearly have more attractive opportunities than we can pursue. While our small molecule programs are very promising, we have decided to devote our resources to the part of the business where we can create the most value and where we have the clearest competitive advantage. We believe monoclonal antibodies are the future of veterinary medicine, and given significant market opportunities for our biologics programs, provide the greatest potential for value creation.
“We have had a very successful 2019, with two product approvals and multiple positive pilot studies. For 2020 and beyond, we look forward to executing on the exciting strategy we have laid out today,” Dr. Chin concluded.
Proceeds from the Mirataz transaction, alongside the reduction in the company’s workforce and operations, will extend cash runway through 2022, while maintaining a focused research engine dedicated to the development of KindredBio’s biologics pipeline. KindredBio also remains in late-stage discussions with a number of parties regarding a commercial partnership for its interleukin-31 monoclonal antibody for canine atopic dermatitis.
In addition, the company reported financial results for the fourth quarter and full year ended December 31, 2019, and provided updates on its programs.
The major components of the strategic realignment are outlined below:

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KindredBio becomes a biologics-focused company pursuing canine and feline markets, while discontinuing small molecule development for these species. The following publicly disclosed biologics programs will continue to advance, namely the company’s interleukin (IL)-31, IL-4/13 SINK, IL-4R and IL-17 programs for canine atopic dermatitis, KIND-030 for parvovirus in dogs, KIND-510a for the control of non-regenerative anemia in cats, and anti-TNF antibody for inflammatory bowel disease in dogs, alongside other undisclosed biologics candidates. In addition, KindredBio has multiple platform technologies including half-life extension and Fc modification technologies for manufacturing and other applications. All programs are advancing well, consistent with previously disclosed timelines.

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The company signed an agreement to sell Mirataz to Dechra for an upfront payment of $43 million, alongside an ongoing royalty on global net sales. As is customary, 10% of the upfront payment shall be held

Exhibit 99.1

in escrow for up to 18 months. The sale comprises worldwide marketing rights, intellectual property rights, marketing authorizations and associated regulatory documentation, third party supply contracts related to raw material and manufacture of the finished product, and certain product inventory. Completion is expected before the end of June 2020, following satisfactory completion of certain deliverables. Dechra, which is based in the United Kingdom, plans to launch Mirataz in the UK and the European Union, and intends to conduct the necessary regulatory activities to achieve approvals in other key international markets. With commercial sales and marketing teams in 25 countries, and distributor relationships in an additional 68 countries, Dechra is strongly positioned to market Mirataz in the United States, Europe, and globally. KindredBio recorded net product revenues of $4.1 million for Mirataz in 2019.

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KindredBio plans to rely more on a partnership-focused commercialization strategy similar to the traditional human biotech commercialization strategy whereby pipeline assets are partnered with larger commercial partners that can maximize product opportunity in return for upfront payment, contingent milestones, and royalties on future sales. Accordingly, the companion animal commercial infrastructure will be substantially reduced.

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In order to fully realize the value of the equine franchise, the equine assets will be segregated into the KindredBio Equine subsidiary. A strategic review process will commence for this subsidiary, including a potential spin-out or divestiture of assets. The KindredBio Equine asset portfolio will include Zimeta™ (dipyrone injection) for the control of pyrexia in horses, KIND-012 (dipyrone oral gel), KIND-014 for equine gastric ulcers, KIND-015 for metabolic syndrome, and anti-TNF antibody for sick newborn foals, alongside undisclosed equine product candidates. Equine is an attractive market, with high willingness to spend and low commercialization costs.

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In connection with the company’s strategic shift, KindredBio is eliminating approximately 53 positions, representing about one-third of its current workforce. The eliminated positions primarily relate to the companion animal sales force and research and development for small molecule programs. Restructuring expenses and retirement costs related to severance and health care benefits are expected to be approximately $1.7 million, exclusive of stock compensation. The workforce reduction is anticipated to lower compensation and benefits cost by approximately $7.1 million annually. In the coming year, KindredBio intends to hire additional staff to enhance its capabilities in biologics manufacturing, but still expects a net reduction in headcount. Operating expenses, projected to range between $58 million and $61 million in 2020, include the one-time restructuring charge of $1.7 million and first quarter expenditures that reflect a complete organizational structure. Excluding first quarter expenditures, the annualized run rate for 2020 is expected to be between $54 million and $56 million. KindredBio believes its existing cash, cash equivalents and investments, the net reduction in the company’s workforce and proceeds from the Mirataz sale will be sufficient to fund the current operating plan through 2022.

Development and Corporate Updates

Biologics Candidates

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In July 2019, KindredBio reported positive topline results from its pilot field effectiveness study of KIND-016, a fully caninized, high-affinity monoclonal antibody targeting interleukin-31, for the treatment of atopic dermatitis in dogs. The scale up process is proceeding as planned, and the pivotal effectiveness study is expected to start in the second half of 2020.

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The in-life portion of the pilot effectiveness study for the company’s canine IL-4/13 SINK molecule is complete, and the company is completing development of its PK assays and expects topline results from the study in the coming weeks. The IL-4 and IL-13 pathways are key drivers of the inflammation that underlies atopic dermatitis and other allergic diseases. The IL-4/13 SINK molecule binds to both IL-4 and IL-13 circulating in the blood and inhibits their interactions with their respective receptors, thereby modifying the clinical signs associated with atopic dermatitis.

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On December 16, 2019, KindredBio unveiled positive results from its randomized, placebo-controlled laboratory pilot study of KIND-032, a fully caninized monoclonal antibody targeting IL-4R, for the treatment of atopic dermatitis in dogs. Although the study was a single-dose study designed primarily to

Exhibit 99.1

assess safety and pharmacokinetics, evidence of positive efficacy and dose response was observed at Week 1, as measured by CADESI-04. A second pilot study to further assess efficacy and dosing is planned for 2020. The IL-4 pathway is a key driver of the inflammation that underlies atopic dermatitis. KIND-032 binds to the IL-4 receptor on the surface of immune cells.

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KindredBio is pursuing a multi-pronged approach toward atopic dermatitis. Atopic dermatitis is an immune-mediated inflammatory skin condition in dogs. It is the leading reason owners take their dog to the veterinarian, and the current market size is more than $700 million annually and growing.

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In August 2019, KindredBio announced positive results from its pilot efficacy study of KIND-030, a monoclonal antibody targeting canine parvovirus (CPV). Pivotal studies for this molecule are expected to be completed in 2020. Approval is anticipated by late 2020 or early 2021.

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CPV is the most significant cause of viral enteritis in dogs, especially puppies, with over 90% mortality rate if untreated. There are approximately 250,000 parvo cases in the U.S. each year, excluding emergency rooms, shelters, or undiagnosed cases. Currently, there are no approved or unapproved treatments for CPV, and owners spend up to thousands of dollars for supportive care for infected dogs.

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The pivotal efficacy study for KindredBio’s feline recombinant erythropoietin was initiated in the fourth quarter and is ongoing. The product candidate is being developed for the management of non-regenerative anemia in cats. It has been engineered by the company to have a prolonged half-life compared to endogenous erythropoietin, a protein that regulates and stimulates production of red blood cells.

Anemia is a common condition that is estimated to afflict millions of older cats. It is often associated with chronic kidney disease, because kidneys produce erythropoietin and chronic kidney disease leads to decreased levels of endogenous erythropoietin. Chronic kidney disease affects approximately half of older cats, making it a leading cause of feline mortality. Human erythropoietins, which are multi-billion dollar products in the human market, have been shown to be immunogenic in many cats.

•	The pilot field effectiveness study for KindredBio's anti-TNF antibody for canine inflammatory bowel disease (IBD) is underway, with completion expected in the first half of 2020.
The majority of canine IBD cases involve chronic states of diarrhea, vomiting, gastroenteritis, inappetence, and other symptoms, certain of which are cited as among the most frequent disorders impacting dogs. For certain dog breeds, the prevalence of diarrhea exceeds 5%. Existing treatments can have significant drawbacks, including limited diets and excessive antibiotic use, which can lead to owner frustration, lapses in treatment adherence, or poor quality of life for the affected animal.
Mirataz

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KindredBio recorded Mirataz net product revenues of $1.3 million in the fourth quarter and $4.1 million in the full year. On December 12, 2019, KindredBio announced European Commission approval of Mirataz for bodyweight gain in cats experiencing poor appetite and weight loss resulting from chronic medical conditions. Europe represents the second largest market for veterinary therapeutics internationally. Royalties on future global sales of Mirataz by Dechra will be recorded by KindredBio as revenue.

KindredBio Equine

Pending the strategic review process, development of certain candidates may be put on hold.

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On November 25, 2019, KindredBio announced that the U.S. Food and Drug Administration approved Zimeta for the control of pyrexia in horses. KindredBio recorded net product revenues of $127,000 in the fourth quarter. The product became commercially available to U.S. veterinarians in December, 2019, resulting in a partial quarter, with initial stocking orders sent to the Company's distribution partners in the

Exhibit 99.1

final weeks of the year. An application for Zimeta was made in Canada in November, with anticipated approval in the second quarter of 2020.

Dipyrone injection is the first FDA-approved product for the control of fever in horses. There are eight to nine million horses in the U.S. and currently more than one million are seen by a veterinarian for fever annually. Existing off-label treatments can have serious side effects.

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The pivotal field effectiveness study for dipyrone oral gel, a proprietary oral gel, has been completed with positive results. The target animal safety study is also complete, and dipyrone oral gel was found to be well-tolerated. KindredBio has agreed on a path forward with the FDA and relative bioequivalency work is currently ongoing.

Once approved, dipyrone oral gel is intended to build upon the success of Zimeta and potentially offer another tool to veterinarians.

•	The pivotal field efficacy study for KIND-014 for the treatment of gastric ulcers in horses initiated in December 2019.

Fourth Quarter and Full Year 2019 Financial Results
For the quarter ended December 31, 2019, KindredBio reported a net loss of $15.7 million, or $0.40 per share, compared to a net loss of $15.4 million, or $0.46 per share, for the same period in 2018. For the year ended December 31, 2019, the net loss was $61.4 million, or $1.59 per share, as compared to a net loss of $49.7 million, or $1.60 per share, in 2018.
The company recorded $1.4 million of net product revenues for the fourth quarter of 2019, versus $1.3 million in the year-ago period. Full year 2019 net product revenues were $4.3 million, compared with $2.0 million for the year ended December 31, 2018. Mirataz became commercially available in July 2018, while Zimeta became commercially available in December 2019.
The cost of product sales totaled $0.2 million in the fourth quarter, resulting in a gross margin of 87%, and $0.6 million for the year, resulting in a gross margin of 86%.
Research and development expenses totaled $7.1 million for the fourth quarter ended December 31, 2019 compared to $7.8 million for the same period in 2018. For the full year 2019, research and development expenses were $28.3 million, compared to $26.4 million in 2018. Stock-based compensation expense related to research and development was $1.8 million, versus $1.7 million in 2018. The $1.9 million increase in full year research and development expenses was primarily due to higher headcount and related expenses as the Company advances its biologics programs, higher consulting expenses for quality assurance programs, and increased capital equipment depreciation expense.
Selling, general and administrative expenses totaled $9.6 million for the fourth quarter ended December 31, 2019, compared to $9.2 million for the same period in 2018. For the full year 2019, selling, general and administrative expenses were $37.9 million, compared to $26.5 million for 2018. The $11.4 million increase in full year expenses is the result of being a commercial company, as well as increased expenses incurred by the Elwood, Kansas plant in the lead up to its commissioning. In addition, higher corporate infrastructure costs and stock-based compensation expense also contributed to the increase in expenses. Stock-based compensation expense included in selling, general and administrative was $5.5 million in 2019, versus $4.5 million in 2018.
As of December 31, 2019, KindredBio had $73.5 million in cash, cash equivalents and investments, compared to $73.9 million at December 31, 2018. Net cash used in operating activities in 2019 was approximately $56.3 million. The company also invested approximately $8.4 million in capital expenditures for the build-out of its Elwood, Kansas manufacturing facility, including equipment purchases.

Exhibit 99.1

With respect to spending in 2020, the company expects operating expenses of between $58.0 million and $61.0 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The 2020 operating expense includes a one-time restructuring charge of approximately $1.7 million and first quarter expenditures that reflect a full organizational structure. Excluding first quarter expenditures, the annualized run rate for 2020 is expected to be between $54 million and $56 million. Additionally, KindredBio plans to invest $4.0 million to $6.0 million in capital expenditures on lab and manufacturing equipment for its biologics programs in 2020.
As noted earlier in the press release, KindredBio believes its existing cash, cash equivalents and investments, the net reduction in the company’s workforce and proceeds from the Mirataz sale will be sufficient to fund the current operating plan through 2022.
Webcast and Conference Call

KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern time/1:30 p.m. Pacific time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 2367136. The call will be webcast live here, with a replay available at that link for 30 days.

Important Safety Information

Mirataz® (mirtazapine transdermal ointment) is for topical use in cats only under veterinary supervision. Do not use in cats with a known hypersensitivity to mirtazapine or any of the excipients or in cats treated with monoamine oxidase inhibitors (MAOIs). Not for human use. Keep out of reach of children. Wear gloves to apply and wash hands after. Avoid contact with treated cat for 2 hours following application.  The most common adverse reactions include application site reactions, behavioral abnormalities (vocalization and hyperactivity) and vomiting. Please see the full Prescribing Information.

ZimetaTM (dipyrone injection) should not be used more frequently than every 12 hours. For use in horses only. Do not use in horses with a hypersensitivity to dipyrone, horses intended for human consumption or any food producing animals, including lactating dairy animals. Not for use in humans, avoid contact with skin and keep out of reach of children. Take care to avoid accidental self-injection and use routine precautions when handling and using loaded syringes.  Prior to use, horses should undergo a thorough history and physical examination by a veterinarian. Monitor for signs of abnormal bleeding and use caution in horses at risk for hemorrhage. Concurrent use with other NSAIDs, corticosteroids and drugs associated with kidney toxicity, should be avoided. As a class, NSAIDs may be associated with gastrointestinal, kidney, and liver toxicity. The most common adverse reactions observed during clinical trials were elevated glucose conversion enzymes, decreased blood protein, and gastric ulcers. Please see the full Prescribing Information.

About Kindred Biosciences
Kindred Biosciences is a biopharmaceutical company developing innovative biologics focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The company's strategy is to identify targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated targets for dogs and cats. KindredBio has a deep pipeline of novel biologics in development across many therapeutic classes, alongside state-of-the-art biologics manufacturing capabilities and a broad intellectual property portfolio. The company has two approved drugs, namely Mirataz® (mirtazapine transdermal ointment) and Zimeta™ (dipyrone injection).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our

Exhibit 99.1

expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.

These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our products and our product candidates for the foreseeable future; the likelihood that our revenue will vary from quarter to quarter; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our products and our lead product candidates which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our products and our product candidates and the potential inability of these manufacturers to deliver a sufficient amount of supplies on a timely basis, including by reason of the coronavirus disease (COVID-19) currently impacting multiple jurisdictions worldwide; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to enter into satisfactory agreements with third-party licensees of our biologic products or to develop a satisfactory sales organization for our equine small molecule products; our significant costs of operating as a public company; potential cyber-attacks on our information technology systems or on our third-party providers’ information technology systems, which could disrupt our operations; our potential inability to repay the secured indebtedness that we have incurred from third-party lenders, and the restrictions on our business activities that are contained in our loan agreement with these lenders; the risk that our 2020 strategic realignment plan will result in unanticipated costs or revenue shortfalls; the risk that our sale of Mirataz® to Dechra Pharmaceuticals PLC will not be completed because one or more of the closing conditions described in the sale agreement are not satisfied and uncertainty about the amount of royalties that we will receive if the sale is completed; our potential inability to obtain and maintain patent protection and other intellectual property protection for our products and our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
The results stated in this press release have not been reviewed by the Food and Drug Administration or the United States Department of Agriculture Center for Veterinary Biologics, as applicable.

Contacts

For investor inquiries:
Katja Buhrer
Katja.buhrer@kindredbio.com
(917) 969-3438

Exhibit 99.1

Kindred Biosciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,	
	2019	2018	2019	2018
	(Unaudited)			
Net product revenues	$ 1,401	$ 1,326	$ 4,256	$ 1,966
Operating costs and expenses:				
Cost of product sales	187	214	587	324
Research and development	7,134	7,756	28,310	26,399
General and administrative	9,578	9,219	37,926	26,499
Total operating costs and expenses	16,899	17,189	66,823	53,222
Loss from operations	(15,498)	(15,863)	(62,567)	(51,256)
Interest and other income, net	(236)	422	1,178	1,566
Net loss	$ (15,734)	$ (15,441)	$ (61,389)	$ (49,690)
Basic and diluted net loss per common share	$ (0.40)	$ (0.46)	$ (1.59)	$ (1.60)
Shares used to calculate basic and diluted net loss per common share	38,999	33,708	38,657	31,001